Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Consolidated Graphics, Inc.
We consent to the incorporation by reference in the registration statements (No. 33-87192, 333-13737, 333-18435, 333-66019, 333-121201, and 333-151803) on Form S-8 of Consolidated Graphics, Inc. of our reports dated May 20, 2009, with respect to the consolidated balance sheets of Consolidated Graphics, Inc. as of March 31, 2009 and 2008, and the related consolidated income statements, statements of shareholders’ equity, and statements of cash flows for each of the years in the three-year period ended March 31, 2009, and the financial statement schedule, and the effectiveness of internal control over financial reporting as of March 31, 2009, which reports appear in the March 31, 2009, annual report on Form 10-K of Consolidated Graphics, Inc. Our report on the consolidated financial statements refers to the adoption in 2007 of the provisions of FASB Interpretation No. 48, Accounting for Uncertainly in Income Taxes, an Interpretation of FASB Statement No. 109.
Houston, Texas
May 26, 2009